SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUND WORLDWIDE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5153419 (I.R.S. Employer Identification Number)

Flat K, 13/F (Phase 2)
Superluck Industrial Centre
57 Sha Tsui Road,
Tsuen Wan, N.T.
Hong Kong, China
(Address of Principal Executive Offices and Zip Code)

Harvard Business Services, Inc.
16192 Coastal Highway
Lewes, DE 19958
(302) 645-7400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

2009 STOCK INCENTIVE PLAN
(Full Title of the Plans)

Copies to

Tad Mailander, Esq.
Mailander Law Office, Inc.
The Louis Bank of Commerce, 835 5th Avenue, Ste. 312
San Diego, California 92101
Telephone (619) 239-9034
Facsimile (619) 239-9047

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b 2 of the Exchange Act.

Large accelerated filer ☐     Accelerated filer  ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐

Smaller reporting company ☑

Approximate date of proposed sales pursuant to the plan: Upon the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common Stock, $0.001 par value	6,000,000	$0.08	$480,000.00	$18.86

(1)
Plus such additional number of shares as may hereafter become issuable in the event of a stock dividend, split-up of shares, recapitalization or other similar transaction, without receipt of consideration, which results in an increase in the number of shares outstanding.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c)(h), based on the closing sale price of the Common Stock in the Over-the-Counter Bulletin Board on March 2, 2009.

PART I

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

The document(s) containing the information specified in this Part 1 will be sent or given to employees as specified by Rule 428(b)(1) (§ 230.428(b)(1)).  Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§ 230.424).  These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  See Rule 428(a)(1) (§ 230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

•	Our Annual Report on Form 10-KSB for the year ended March 31, 2008; and,
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008; and,
•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.

           Additionally, the documents listed in (a) through (c) below are incorporated by reference in this registration statement; as well as all documents subsequently filed by this Issuer pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a) The registrant’s latest annual report, and where interests in the plan are being registered, the plan’s latest annual report, if any, filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or in the case of the registrant either: (1) the latest prospectus filed pursuant to Rule 424(b) under the Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed, or (2) the registrant’s effective registration statement on Form 10, Form 20-F or, in the case of registrants described in General Instruction A.(2) of Form 40-F, on Form 40-F filed under the Exchange Act containing audited financial statements for the registrant’s latest fiscal year.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) If the class of securities to be offered is registered under Section l2 of the Exchange Act, the description of such class of securities contained in a registration statement filed under such Act, including any amendment or report filed for the purpose of updating such description.

Item 4.       Description of Securities.

We are authorized to issue 110,000,000 shares of capital stock, of which 100,000,000 are shares of Common Stock, par value $0.0001 per share (the “Common Stock”). As of December 31, 2008, 14,236,250 shares of our common stock, with a par value $0.0001 per share, were outstanding. The following description of our capital stock does not purport to be complete and is governed by and qualified by our certificate of incorporation, bylaws, and by the provisions of applicable Delaware law.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.  The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and non-assessable.

We do not intend to pay cash dividends on our common stock in the foreseeable future.  To the extent we have earnings in the future, we intend to reinvest such earnings in our business operations.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that is not traded on a national securities exchange or the NASDAQ Stock Market and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share.  A security of an issuer, generally, that has net tangible assets in excess of $2 million or $5 million, respectively, depending upon whether the issuer has been continuously operating for less or more than three years, or “average revenue” of at least $6 million for the last three years, would also be excluded from the definition of “penny stock.”  As long as we do not meet these financial requirements and our common stock is trading at less than $5.00 per share on the OTC Bulletin Board, our common stock is governed by rules that impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase, resulting in restrictions on the marketability of our common stock.  Additionally, the Securities and Exchange Commission’s penny stock rules include various disclosure requirements that may restrict the ability of broker-dealers to sell our common stock and may affect the ability of our common stockholders to sell their shares in the secondary market.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.       Indemnification of Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Delaware law

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action in any of the capacities set forth above against expenses  (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in and not opposed to the best  interests  of the  corporation,  except  that  indemnification  is not permitted in respect of any claim,  issue,  or matter as to which such person is adjudged to be liable to the corporation  unless and only to the extent that the Court of Chancery or the  court  in  which  such  action  or suit was  brought determines upon application  that,  despite the adjudication of liability but in view of all the  circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

Section 145 further provides:

-
that a Delaware  corporation is required to indemnify a director, officer,  employee,  or agent  against  expenses  (including attorneys' fees) actually and reasonably  incurred by such person in connection with any action,  suit, or proceeding or in defense of any claim,  issue,  or matter  therein as to which such person has been successful on the merits or otherwise;

-	that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;

-
that  indemnification  provided for by Section 145 shall, unless otherwise provided when authorized or ratified,  continue as to a person who has ceased to be a  director,  officer,  employee,  or agent and shall  inure to the  benefit  of such  person's  heirs, executors, and administrators; and

-
that a Delaware  corporation may purchase and maintain  insurance on behalf of its directors or officers against any such liability asserted  against them as directors or officers or arising out of their  status  as  directors  or  officers  whether  or  not  the corporation  would  have the  power  to  indemnify them against liability under Section 145.

-
A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made:

-	by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit, or proceeding;

-	if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

-	by the stockholders.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.       Exhibits.

No.	Description
4.1	2009 Stock Incentive Plan & Board of Directors Resolution Authorizing Issuance
5.1	Opinion and consent of Mailander Law Office, Inc. re: the legality of the shares being registered.
23.1	Consent of Mailander Law Office, Inc. (included in Exhibit 5.1)
23.2	Consent of Dominic K.F. Chan & Co. , Certified Public Accountants

Item 9.                      Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering  price set forth in the  “Calculation  of the Registration  Fee” table in the effective registration statement.

(c)
to include any material information with respect to the plan of distribution  not previously  disclosed in this Registration  Statement or any material  change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraph (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.  For the purpose of determining any liability under the Securities Act of 1933, each post-effective Registration Statement that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, as amended, Sound Worldwide Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Tsuen Wan, N.T., HK China, on the 2nd day of March, 2009.

Sound Worldwide Holdings, Inc..

By: /s/ Roger K.W. Fan
Roger K.W. Fan
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the issuer in the capacities and on the dates indicated.

March 2, 2009	By: /s/ Roger K.W. Fan
Roger K.W. Fan
Chief Executive Officer